Exhibit 4.4

Execution Version

FOURTH SUPPLEMENTAL INDENTURE

between

FIFTH THIRD BANCORP

and

WILMINGTON TRUST COMPANY,

as Trustee

Dated as of May 6, 2008

Supplement to Junior Subordinated Indenture,

dated as of March 20, 1997

TABLE OF CONTENTS

	ARTICLE I

	Definitions
Section 1.1	Definitions	4

	ARTICLE II

	General Terms and Conditions of the JSNs

Section 2.1	Designation, Principal Amount and Authorized Denomination	14
Section 2.2	Maturity	14
Section 2.3	Form	14
Section 2.4	Rate of Interest; Interest Payment Dates	15
Section 2.5	Interest Deferral	15
Section 2.6	Dividend and Other Payment Stoppages	17
Section 2.7	Alternative Payment Mechanism	19
Section 2.8	Redemption of the JSNs	21
Section 2.9	Events of Default	22
Section 2.10	Securities Registrar; Paying Agent; Delegation of Trustee Duties	23
Section 2.11	Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership	23
Section 2.12	Unconditional Right of Holders to Receive Principal, Premium and Interest; Direct Action by Holders of Trust Preferred Securities.	24

	ARTICLE III

	Expenses

Section 3.1	Expenses	24

	ARTICLE IV

	Form of JSNs

Section 4.1	Form of JSNs	25

	ARTICLE V

	Original Issue of JSNs

Section 5.1	Original Issue of JSNs	33
Section 5.2	Calculation of Original Issue Discount	33

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FOURTH SUPPLEMENTAL INDENTURE, dated as of May 6, 2008 (the “Supplemental Indenture”), between FIFTH THIRD BANCORP, an Ohio corporation (the “Company”), having its principal office at Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, and WILMINGTON TRUST COMPANY, as trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee entered into the Junior Subordinated Indenture, dated as of March 20, 1997 (the “Indenture”).

Fifth Third Capital Trust VII , a Delaware statutory trust (the “Trust”), has offered to the public its trust preferred securities known as 8.875% Trust Preferred Securities (the “Trust Preferred Securities”), which are beneficial interests in the Trust, and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Trust to the Company of its common securities (the “Trust Common Securities” and, together with the Trust Preferred Securities, the “Trust Securities”), in the JSNs (as defined herein).

Section 9.1 of the Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of securities of any series as permitted by Section 2.1 or 3.1 thereof.

Pursuant to Sections 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture.

The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 9.3 of the Indenture to the effect execution of this Supplemental Indenture is authorized or permitted by the Indenture.

The Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the JSNs, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the JSNs by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the JSNs, as follows:

FOURTH SUPPLEMENTAL INDENTURE

ARTICLE I

DEFINITIONS

Section 1.1 Definitions

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms defined in the Indenture or the Amended Declaration (as defined herein) have the same meanings when used in this Supplemental Indenture unless otherwise specified herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Supplemental Indenture.

(d) Any reference herein to “interest” includes any Additional Interest.

“Amended Declaration” means the Amended and Restated Declaration of Trust, dated as of May 6, 2008 among the Company, as sponsor, Wilmington Trust Company, as the Property Trustee and the Delaware Trustee, and the Administrative Trustees named therein.

“Bankruptcy Event” means: (a) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under the bankruptcy code or any other similar applicable federal or state law, which decree or order shall have continued undischarged and unstayed for a period of 60 days; or the entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of its property, or for the winding up or liquidation of its affairs, which decree or order shall have continued undischarged and unstayed for a period of 60 days; or

(b) the commencement by the Company of voluntary proceedings to be adjudicated bankrupt, or consent by the Company to the filing of a bankruptcy proceeding against it, or the filing by the Company of a petition or answer or consent seeking reorganization under the bankruptcy code or any other similar federal or state law, or consent by the Company to the filing of any such petition, or the consent by the Company to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or the making by the Company of an

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assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due.

“Business Combination” means a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety by one Person to any other Person.

“Capital Treatment Event” means the Company’s reasonable determination that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws, rules or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the initial date of issuance of the Trust Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the aggregate liquidation amount of the Trust Preferred Securities as “Tier 1 capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

“Calculation Agent” means Wilmington Trust Company, or any other firm appointed by the Company, acting as calculation agent.

“Common Stock” means the common stock of the Company.

“Common Equity Issuance Cap” has the meaning specified in Section 2.7(a).

“Company” has the meaning specified in the preamble to this Supplemental Indenture.

“Current Stock Market Price” means, with respect to Common Stock on any date, (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the Nasdaq Global Select Market or if Common Stock is not then listed on the Nasdaq Global Select Market, as reported by the principal U.S. securities exchange on which Common Stock is traded or quoted on the relevant date, (ii) if Common Stock is not listed on any U.S. securities exchange on the relevant date, the last quoted bid price for Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iii) if Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects to defer interest pursuant to Section 2.5 and ending on the earlier of (i) the tenth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid the amount deferred, all deferred amounts with respect to any subsequent period and all other accrued and unpaid interest on the JSNs. The

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settlement of all deferred interest pursuant to Section 2.5(c), whether it occurs on an Interest Payment Date or another date, will immediately terminate the Deferral Period.

“Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after deducting underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Qualifying APM Securities (excluding sales of Common Stock in excess of the Maximum Share Number and sales of Qualifying Preferred Stock in excess of the Preferred Stock Issuance Cap, respectively) to Persons that are not the Company’s Subsidiaries.

“Federal Reserve” means the Board of Governors of the Federal Reserve System, together with the Federal Reserve Bank of Cleveland, Ohio, or any successor federal bank regulatory agency having primary jurisdiction over the Company.

“Guarantee Agreement” means the Guarantee Agreement between the Company, as guarantor, and Wilmington Trust Company, as guarantee trustee, dated as of May 6, 2008.

“Indenture” has the meaning specified in the Recitals.

“Intent-Based Replacement Disclosure” means, as to any Qualifying Preferred Stock, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such Qualifying Preferred Stock was initially offered for sale or in filings with the SEC made by the issuer under the Exchange Act prior to or contemporaneously with the issuance of such Qualifying Preferred Stock, that the issuer or any subsidiary of the issuer will redeem or purchase such Qualifying Preferred Stock only with the proceeds of replacement capital securities that have terms and provisions at the time of redemption or purchase that are as or more equity-like than the Qualifying Preferred Stock, raised within 180 days prior to the applicable redemption or purchase date. Notwithstanding the use of the term Intent-Based Replacement Disclosure in the definition of Qualifying Preferred Stock, the requirement in such definition that a particular security or the related transaction documents include Intent-Based Replacement Disclosure shall be disregarded and given no force or effect for so long as the Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

“Interest Payment Date” has the meaning specified in Section 2.4.

“Interest Period” means the period from, and including, any Interest Payment Date (or, in the case of the first Interest Period, May 6, 2008) to but excluding the next Interest Payment Date.

“Investment Company Event” means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of

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any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the initial date of issuance of the Trust Preferred Securities, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act.

“JSN” has the meaning specified in Section 2.1.

“LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Interest Period. If such rate does not appear on Reuters Screen LIBOR01 Page, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period, as applicable, and in a principal amount of not less than $1,000,000, are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Interest Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Interest Period, as applicable, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, LIBOR for that Interest Period will be the same as LIBOR as determined for the previous Interest Period or, in the case of the Interest Period beginning on May 15, 2058, 3.875%. The establishment of LIBOR for each Interest Period, as applicable, by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Interest Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Major Subsidiary Depository Institution” means a major subsidiary depository institution of the Company within the meaning of the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.

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“Make-Whole Redemption Price”, with respect to a redemption after the occurrence of a “Rating Agency Event”, shall be equal to:

(x) 100% of the principal amount of the JSNs being redeemed, plus accrued and unpaid interest to the Redemption Date, or

(y) if greater, the sum of the present values of the principal amount of the JSNs and each interest payment thereon that would have been payable to and including May 15, 2013 (not including any portion of such payments of interest accrued as of the Redemption Date), discounted from May 15, 2013 or the applicable Interest Payment Date to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 0.50%, plus accrued and unpaid interest to the Redemption Date.

“Market Disruption Event” means, with respect to the issuance or sale of Qualifying APM Securities pursuant to Section 2.7, the occurrence or existence of any of the following events or sets of circumstances:

(i) Trading in securities generally (or in the Common Stock or Preferred Stock specifically) on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market, on which Common Stock and/or Preferred Stock is then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying APM Securities;

(ii) The Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying APM Securities and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval;

(iii) A banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities;

(iv) A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities;

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(v) The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities;

(vi) There shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including as a result of terrorist activities such that trading in the Qualifying APM Securities has been materially disrupted or ceased;

(vii) An event occurs and is continuing as a result of which the offering document for such offer and sale of Qualifying APM Securities would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (a) the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the Company to consummate such transaction, provided that no single suspension period contemplated by this paragraph (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (vii) shall not exceed an aggregate of 90 days in any 180-day period; or

(viii) The Company reasonably believes that the offering document for such offer and sale of Qualifying APM Securities would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in paragraph (vii) above) and the Company is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (viii) shall not exceed an aggregate of 90 days in any 180-day period.

“Maximum Share Number” means 130 million shares; provided, however, that if the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the maximum share number shall be correspondingly adjusted.

“Parity Securities” means debt securities or guarantees of the Company that rank upon liquidation of the Company on a parity with the JSNs, and includes the JSNs.

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“Paying Agent” means, with respect to the JSNs, Wilmington Trust Company or any other Person, including an affiliate of the Company, authorized by the Company to pay the principal of or interest on the JSNs on behalf of the Company.

“Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business will principally be administered in a Place of Payment, which office at the date hereof in the case of Wilmington Trust Company, in its capacity as Paying Agent with respect to the JSNs under the Indenture, is located at Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

“Permitted Remedies” means, with respect to any Qualifying Preferred Stock, one or more of the following remedies: (a) rights in favor of the holders of such Qualifying Preferred Stock permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such Qualifying Preferred Stock may be listed or traded) and (b) complete or partial prohibitions on the issuer paying distributions on or repurchasing common stock or other securities that rank pari passu with or junior as to distributions to such Qualifying Preferred Stock for so long as distributions on such Qualifying Preferred Stock, including unpaid distributions, remain unpaid.

“Preferred Stock” means preferred stock of the Company.

“Preferred Stock Issuance Cap” has the meaning specified in Section 2.7(a).

“Prospectus Supplement” means the prospectus supplement dated April 29, 2008 to the prospectus dated April 28, 2008, pursuant to which the Trust Preferred Securities and the JSNs were offered to investors.

“Qualifying APM Securities” means Common Stock, Qualifying Preferred Stock and Qualifying Warrants, provided that the Company may, without the consent of the holders of the JSNs, amend the definition of Qualifying APM Securities to eliminate Common Stock or Qualifying Warrants (but not both) from the definition if, after the initial issue date for the JSNs, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that the failure to do so would result in a reduction in its earnings per share as calculated for financial reporting purposes. The Company will promptly notify the holders of the JSNs, in the manner contemplated herein, of such change.

“Qualifying Preferred Stock” means non-cumulative perpetual preferred stock of the Company (a) as to which the transaction documents provide for no remedies as a consequence of non-payment of distributions other than Permitted Remedies and (b) that (i) is subject to Intent-Based Replacement Disclosure and has a provision that prohibits the Company from making any distributions thereon upon its failure to satisfy one or more financial tests set forth therein or (ii) is subject to a Qualifying Replacement Capital Covenant.

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“Qualifying Replacement Capital Covenant” means a replacement capital, as identified by the Company’s board of directors acting in good faith, (i) that is entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the related issuer from redeeming, repaying or purchasing identified securities except to the extent of the applicable percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of redemption, repayment or purchase that are as or more equity-like than the securities then being redeemed, repaid or purchased within the 180-day period prior to the applicable redemption, repayment or purchase date.

“Qualifying Warrants” means net share settled warrants to purchase Common Stock that (a) have an exercise price greater than the Current Stock Market Price as of the date the Company agrees to issue such warrants and (b) the Company is not entitled to redeem for cash and the holders of which are not entitled to require it to repurchase for cash in any circumstances.

A “Rating Agency Event” means an amendment, clarification or change has occurred in the equity credit criteria for securities such as the JSNs of any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Company (in this definition, a “rating agency”), which amendment, clarification or change results (i) in the length of time for which such current criteria are scheduled to be in effect being shortened with respect to the JSNs or (ii) in a lower equity credit for the JSNs than the then respective equity credit assigned by such rating agency on the date hereof.

“Responsible Officer” means, with respect to Wilmington Trust Company in its capacity as Paying Agent, any officer within the Corporate Trust Department (or any successor department, unit or division of Wilmington Trust Company) assigned to the Paying Agent Office of Wilmington Trust Company, in its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Indenture.

“Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace the Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

“Securities Registrar” means, with respect to the JSNs, Wilmington Trust Company, or any other firm appointed by the Company, acting as securities registrar for the JSNs.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business will principally be administered, which office at the date hereof in the case of Wilmington Trust Company, in its capacity as Securities Registrar under the Indenture, is located at Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

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“Senior Indebtedness” has the meaning specified in Section 6.1(a).

A “Supervisory Event” shall commence on the date the Company has notified the Federal Reserve of its intention and affirmatively requested Federal Reserve approval both (1) to sell Qualifying APM Securities and (2) to apply the net proceeds of such sale to pay deferred interest on the JSNs, and the Company has been notified that the Federal Reserve disapproves of either of these actions, and shall cease on the Business Day following the earlier to occur of (i) the 10th anniversary of the commencement of any Deferral Period or (ii) the day on which the Federal Reserve notifies the Company in writing that it no longer disapproves of the Company’s intention to both (1) issue or sell Qualifying APM Securities and (2) apply the net proceeds from such sale to pay deferred interest on the JSNs.

“Stated Maturity Date” has the meaning specified in Section 2.2(a).

“Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Tax Event” means that the Company has requested and received an opinion of counsel experienced in such matters to the effect that, as a result of any:

(i) amendment to or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the Trust Preferred Securities;

(ii) proposed change in those laws or regulations that is announced after the initial issuance of the Trust Preferred Securities;

(iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Trust Preferred Securities; or

(iv) threatened challenge asserted in connection with an audit of the Trust, the Company or its Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the JSNs or the Trust Preferred Securities;

there is more than an insubstantial increase in risk that:

(a) the Trust is or will be subject to United States federal income tax with respect to income received or accrued on the JSNs;

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(b) interest payable by the Company on the JSNs is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or

(c) the Trust is or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Trading Day” means a day on which Common Stock is traded on the Nasdaq Global Select Market, or if not then listed on the Nasdaq Global Select Market, a day on which Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which Common Stock is quoted in the over-the-counter market.

“Treasury Dealer” means Morgan Stanley & Co. Incorporated (or its successor) or, if Morgan Stanley & Co. Incorporated (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes.

“Treasury Rate” means the quarterly equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second Trading Day preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the JSNs being redeemed in a tender offer based on a spread to United States Treasury yields.

“Treasury Price” means the bid-side price for the Treasury Security as of the third Trading Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Wall Street Journal in the table entitled “Treasury Bonds, Notes and Bills”, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that Trading Day; or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that Trading Day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Trust” has the meaning specified in the Recitals.

“Trust Common Securities” has the meaning specified in the Recitals.

“Trustee” has the meaning specified in the preamble to this Supplemental Indenture.

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“Trust Preferred Securities” has the meaning specified in the Recitals.

“Trust Securities” has the meaning specified in the Recitals.

“Underwriting Agreement” means the Underwriting Agreement, dated April 29, 2008, among the Trust, the Company and the underwriters named therein.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE JSNS

Section 2.1 Designation, Principal Amount and Authorized Denomination

There is hereby authorized a series of Securities designated the Junior Subordinated Notes (the “JSNs”), the amount of which to be issued will be as set forth in any Corporation Order for the authentication and delivery of JSNs pursuant to the Indenture. The denominations in which JSNs will be issuable are $25 principal amount and integral multiples thereof. The maximum aggregate principal amount of JSNs that may be authenticated and delivered under the Indenture and this Supplemental Indenture is $350,010,000 (except for JSNs authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other JSNs pursuant to Section 3.4, 3.6, 3.7, 9.6 or 11.6 of the Indenture or Section 5.1 of this Supplemental Indenture); provided, however, that the Company may from time to time execute and deliver, and upon Corporation Order the Trustee shall authenticate and deliver under the Indenture and this Supplemental Indenture up to $50,000,000 additional principal amount of JSNs, which JSNs may accrue interest from a different date than the JSNs, as may be specified pursuant to Section 3.1 of the Indenture, so long as the Company reasonably determines that the additional JSNs so authenticated and delivered will be fungible for United States federal income tax purposes and, if the JSNs are held by the Property Trustee, subject to the satisfaction of the conditions set forth in the Amended Declaration with respect to the issuance of additional Trust Preferred Securities.

Section 2.2 Maturity

The principal of, and all accrued and unpaid interest on, all outstanding JSNs will be due and payable on May 15, 2068 or, if such day is not a Business Day, the following Business Day (the “Stated Maturity Date”), regardless of the amount of Qualifying APM Securities the Company may have issued and sold by that time.

Section 2.3 Form

The JSNs will be issued in fully registered definitive form without interest coupons. Principal of and interest on the JSNs issued in definitive form will be payable, the transfer of such JSNs will be registrable and such JSNs will be exchangeable for JSNs bearing identical terms and provisions and notices and demands to or upon the Company in respect of the JSNs and the Indenture may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest

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may be made at the option of the Company by check mailed to the Holder at such address as will appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holder specified in writing by the Holder not less than 10 days before the relevant Interest Payment Date and entered in the Securities Register by the Securities Registrar, provided, further, that if the Property Trustee, on behalf of the Trust, is the sole Holder of the JSNs then payment of interest will be made by wire transfer in immediately available funds to a bank account number specified by the Property Trustee. The JSNs may be presented for registration of transfer or exchange at the Securities Registrar Office.

Section 2.4 Rate of Interest; Interest Payment Dates

(a) Rate of Interest. The JSNs will bear interest at the rate of (i) 8.875% per annum, from and including May 6, 2008 to but excluding May 15, 2058, and (ii) LIBOR plus 5.00% thereafter. The interest will accrue from May 6, 2008 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, until the principal thereof is paid or made available for payment. Interest will be computed on the basis of (i) a 360-day year comprised of twelve 30-day months with respect to any Interest Period ending on or prior to May 15, 2058 and (ii) a 360 day year and the actual number of days elapsed with respect to any other Interest Period. Accrued interest that is not paid on the applicable Interest Payment Date (after giving effect to the adjustments described in the second to last sentence of Section 2.4(b)), including interest deferred pursuant to Section 2.5, will bear Additional Interest, to the extent permitted by law, at the then-applicable rate described in this paragraph from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

(b) Interest Payment Date. Subject to the other provisions hereof, interest on the JSNs will be payable (i) quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2008 (each such date, an “Interest Payment Date”). If any Interest Payment Date prior to the regularly scheduled Interest Payment Date in May, 2058 occurs on a day that is not a Business Day, the payment of interest for such Interest Payment Date shall be made (or such interest shall be made available for payment) on the following Business Day without accrual of additional interest. If any Interest Payment Date on or after May 15, 2058 would otherwise occur on a day that is not Business Day, the applicable Interest Payment Date will be postponed to the following Business Day.

Section 2.5 Interest Deferral

(a) Option to Defer Interest Payments. The following provisions shall apply to the JSNs in lieu of Section 3.12 and the first paragraph of Section 10.7 of the Indenture:

(i) The Company will have the right at any time and from time to time, to defer the payment of interest on the JSNs for one or more consecutive Interest Periods up to 10 years; provided that no Deferral Period will extend

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beyond the Stated Maturity Date or the earlier redemption of the JSNs. Upon termination of any Deferral Period and upon the payment of all deferred interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period pursuant to this Section 2.5.

(ii) At the end of any Deferral Period, the Company will pay all deferred interest on the JSNs to the Persons in whose names the JSNs are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(iii) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.5(b).

(b) Payment of Deferred Interest. The Company will not pay deferred interest on the JSNs before the Stated Maturity Date or at any time an Event of Default has occurred and is continuing from any source other than Eligible Proceeds. Notwithstanding the foregoing, (i) the Company may pay current interest during a Deferral Period or at any other time from any available funds and (ii) if a Supervisory Event has occurred and is continuing, then the Company may (but is not obligated to) pay deferred interest with cash from any source. In addition, if the Company sells Qualifying APM Securities pursuant to Section 2.7 but a Supervisory Event arises from the Federal Reserve disapproving the use of the proceeds to pay deferred interest, the Company may use the proceeds for other purposes and continue to defer interest on the JSNs.

(c) Business Combination Exception. If the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom such properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then Sections 2.5(b) and Section 2.7 will not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination (or, if later, at any time within 90 days following the date of consummation of the Business Combination). The Company will establish a Special Record Date for the payment of any deferred interest pursuant to this Section 2.5(c) on a date other than an Interest Payment Date.

(d) Notice of Deferral. The Company will give written notice of its election to begin or extend any Deferral Period, (x) if the Property Trustee, on behalf of the Trust, is the sole Holder of the JSNs, to the Property Trustee and the Delaware Trustee no more than 30 and no less than five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Trust Preferred Securities are payable and (B) the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the JSNs, to each Holder of the

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JSNs and the Trustee no more than 30 and no less than five Business Days before the next Interest Payment Date. Notice of the Company’s election of a Deferral Period will be given by the Property Trustee by first-class mail, postage prepaid, mailed not less than three Business Days after the Property Trustee receives written notice from the Company to each holder of Trust Securities at such holder’s address appearing in the Security Register.

Section 2.6 Dividend and Other Payment Stoppages

(a) During Deferral Period. So long as any JSNs remain Outstanding, if the Company has given notice of its election to defer interest payments on the JSNs but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company will not, and will not permit any Subsidiary to:

(i) declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;

(ii) make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any Parity Securities or any debt securities or guarantees of the Company that ranks pari passu with or junior in interest upon liquidation to the JSNs; or

(iii) make any payments under any guarantee by the Company that ranks junior to the Guarantee Agreement;

provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to:

(1) any purchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, (B) a dividend reinvestment or shareholder purchase plan, (C) transactions effected by or for the account of customers of the Company or any of its affiliates or in connection with the distribution, trading or market-making in respect of the Trust Preferred Securities or (D) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into before the applicable Deferral Period,

(2) any exchange or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock,

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(3) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged,

(4) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto,

(5) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock,

(6) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the JSNs), provided that such payments are made in accordance with Section 2.7(c) to the extent it applies, and any payment of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities, or

(7) any payment of principal of Parity Securities necessary to avoid a breach of the instrument governing the same.

The distribution restrictions and exceptions in this Section 2.6 will be in lieu of the distribution restrictions and exceptions in Section 3.12 of the Indenture.

(b) Additional Limitation upon Deferral Lasting over One Year. If any Deferral Period lasts longer than one year, the Company will not, and will not permit any Subsidiary to, repurchase or acquire any securities of the Company ranking junior to or pari passu with any Qualifying APM Securities the proceeds of which were used to settle deferred interest during the relevant Deferral Period before the first anniversary of the date on which all deferred interest on the JSNs has been paid, subject to the exceptions listed in clauses (1) through (7) of Section 2.6(a). However, if the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom such properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then the limitation set forth in this Section 2.6(b) will not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination (or if later, at any time within 90 days following the date of consummation of the Business Combination).

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Section 2.7 Alternative Payment Mechanism

(a) Obligation to Issue Qualifying APM Securities. Commencing not later than the earlier of (i) the first Interest Payment Date following the commencement of any Deferral Period on which the Company pays any current interest on the JSNs from any source of funds or (ii) the fifth anniversary of the commencement of such Deferral Period, the Company shall, subject to Section 2.7(b) and subject to Section 2.5(c), issue one or more types of Qualifying APM Securities until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest on the JSNs. Except as set forth in this Section 2.7, the Company shall apply Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest. Notwithstanding (and as a qualification to) the foregoing:

(i) the Company shall not be required to issue Common Stock (or Qualifying Warrants if the definition of Qualifying APM Securities has been modified to exclude Common Stock) with respect to deferred interest attributable to the first five years of any Deferral Period, if the net proceeds of any issuance of Common Stock (or Qualifying Warrants if the definition of Qualifying APM Securities has been modified to exclude Common Stock) applied during such Deferral Period to pay interest on the JSNs together with the net proceeds of all prior issuances of Common Stock and Qualifying Warrants so applied during such Deferral Period, would exceed an amount equal to 2% of the product of the average of the Current Stock Market Prices of the Common Stock on the 10 consecutive Trading Days ending on the second Trading Day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Company’s then most recent publicly available consolidated financial statements (the “Common Equity Issuance Cap”); provided that the Common Equity Issuance Cap will cease to apply after the ninth anniversary of the commencement of any Deferral Period, at which point the Company must pay any deferred interest regardless of the time at which it was deferred, pursuant to this Section 2.7, subject to the Preferred Stock Issuance Cap, Maximum Share Number and any Supervisory Event or Market Disruption Event; and provided, further, that if the Common Equity Issuance Cap is reached during a Deferral Period and the Company subsequently repays all deferred interest, the Common Equity Issuance Cap will cease to apply at the termination of such Deferral Period and will not apply again unless and until the Company starts a new Deferral Period;

(ii) the Company shall not be permitted to issue Qualifying Preferred Stock to pay deferred interest on the JSNs to the extent that the net proceeds of any issuance of Qualifying Preferred Stock applied to pay interest on the JSNs, together with the net proceeds of all prior issuances of Preferred Stock so applied during the current and all prior Deferral Periods, would exceed 25% of the aggregate principal amount of the outstanding JSNs (the “Preferred Stock Issuance Cap”); and

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(iii) the Company shall not be permitted to sell more shares of Common Stock than the Maximum Share Number.

For the avoidance of doubt, (x) once the Company reaches the Common Equity Issuance Cap for a Deferral Period, the Company will not be required to issue more Common Stock (or Qualifying Warrants if the definition of Qualifying APM Securities has been modified to exclude Common Stock) during the first five years of such Deferral Period pursuant to this Section 2.7, even if the amount referred to in clause (i) of this Section 2.7 subsequently increases because of a subsequent increase in the Current Stock Market Price of Common Stock or the number of outstanding shares of Common Stock, and (y) so long as the definition of Qualifying APM Securities has not been amended to eliminate Common Stock, the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the Company’s sole discretion and the Company is not obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the JSNs, and no class of investors of the Company’s securities, or any other party, may require the Company to issue Qualifying Warrants.

(b) Market Disruption Event and Supervisory Event. The Company will not be required to issue Qualifying APM Securities pursuant to Section 2.7(a) and apply the Eligible Proceeds to pay deferred interest on any Interest Payment Date if the Company shall have provided to the Trustee (and to the Property Trustee of the Trust to the extent the Trust is the sole Holder of the JSNs) no more than 15 and no less than 10 Business Days before such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event or Supervisory Event was existing after the immediately preceding Interest Payment Date and (ii) either (x) the Market Disruption Event or Supervisory Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (y) the Market Disruption Event or Supervisory Event continued for only part of such period but the Company was unable to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered or (z) the Supervisory Event prevents the Company from applying the net proceeds of sales of Qualifying APM Securities to pay deferred interest on such Interest Payment Date.

(c) Partial Payment of Deferred Interest.

(i) If the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest on any Interest Payment Date pursuant to this Section 2.7, such Eligible Proceeds will be allocated to pay accrued and unpaid interest on the applicable Interest Payment Date in chronological order based on the date each payment was first deferred, subject to the Common Equity Issuance Cap and the Preferred Stock Issuance Cap, and payment on each installment of deferred interest will be distributed to Holders of the JSNs on a pro rata basis.

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(ii) If the Company has outstanding Parity Securities under which the Company is obligated to sell securities that are Qualifying APM Securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the deferred interest and distributions will be applied to the JSNs and those other Parity Securities on a pro rata basis up to the Maximum Share Number, the Common Equity Issuance Cap and the Preferred Stock Issuance Cap (or comparable provisions in the instruments governing those other Parity Securities) in proportion to the total amounts that are due on the JSNs and such other Parity Securities, or on such other basis as the Federal Reserve may approve. The Company may make such pro rata payments on such Parity Securities so long as it shall have paid or deposited with the Paying Agent for the JSNs or segregated and holds in trust for payment the pro rata amount of deferred interest payable on the JSNs.

(d) Qualifying APM Securities Definition Change. The Company will send written notice to the Trustee (which notice the Trustee will promptly forward upon receipt to the Administrative Trustees) prior to the effective date of any change in the definition of Qualifying APM Securities to eliminate Common Stock or Qualifying Warrants.

Section 2.8 Redemption of the JSNs

(a) Redemption. Section 11.7 of the Indenture shall not apply to the JSNs. The Company may redeem the JSNs (i) in whole or in part, any time on or after May 15, 2013 at a redemption price equal to 100% of the principal amount of JSNs being redeemed plus accrued and unpaid interest through the Redemption Date, (ii) in whole but not in part at any time after the occurrence of a Tax Event, Capital Treatment Event or Investment Company Event at a redemption price equal to 100% of the principal amount of JSNs being redeemed plus accrued and unpaid interest to the Redemption Date and (iii) in whole but not in part at any time after the occurrence of a Rating Agency Event at a redemption price equal to the Make-Whole Redemption Price. The Company will notify the Trust of the Make-Whole Redemption Price (if applicable) promptly after the calculation thereof and the Trustee will have no responsibility for calculating the Make-Whole Redemption Price. The Company may not redeem the JSNs in part if the principal amount of the JSNs has been accelerated and such acceleration has not been rescinded unless all accrued and unpaid interest including deferred interest has been paid in full on all outstanding JSNs for all Interest Periods terminating on or before the Redemption Date. Notice of any redemption will be mailed at least thirty (30) days but not more than sixty (60) days before the redemption date to each holder of JSNs to be redeemed at its registered address.

(b) Sinking Fund. The JSNs are not entitled to any sinking fund payments or similar provisions.

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Section 2.9 Events of Default

(a) Paragraphs (1) through (5) of Section 5.1 of the Indenture will not apply to the JSNs, the occurrence of an event described therein will not be an Event of Default with respect to the JSNs, and such paragraphs are replaced with the following subparagraphs (i) through (iv), the occurrence of any of which shall be an Event of Default with respect to the JSNs.

(i) the default in the payment of interest, including Additional Interest, in full on the JSNs for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period;

(ii) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(iii) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by the Company in furtherance of any such action; or

(iv) a receiver is appointed for a Major Subsidiary Depository Institution under the Federal Deposit Insurance Act or other applicable law.

(b) For purposes of the Securities, each reference in Section 5.2 of the Indenture to an Event of Default specified in Section 5.1(4) or 5.1(5) shall be deemed to refer to an Event of Default specified in subparagraph (ii) or (iii) of Section 2.9(a) of this Supplemental Indenture.

(c) The JSNs shall not have the benefits of Section 5.3 of the Indenture.

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(d) So long as any JSNs are held by or on behalf of the Trust, the Trustee will provide to the holders of the Trust Preferred Securities such notices as it will from time to time provide under Section 6.2 of the Indenture. In addition, the Trustee will provide to the holders of the Trust Preferred Securities notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the JSNs within 30 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event.

(e) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the JSNs or the holders of the Trust Preferred Securities under the Indenture, no breach by the Company of any covenant or obligation under the Indenture or the terms of the JSNs will be an Event of Default with respect to the JSNs other than those specified as Events of Default in Section 2.9(a).

(f) The Company shall not enter into any supplemental indenture with the Trustee to add any additional event of default with respect to the JSNs to the definition of Event of Default without the consent of the Holders of at least a majority of the aggregate principal amount of outstanding JSNs.

Section 2.10 Securities Registrar; Paying Agent; Delegation of Trustee Duties

(a) The Company appoints Wilmington Trust Company as Securities Registrar and Paying Agent with respect to the JSNs.

(b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture, and, to the extent such obligation has been so delegated, the Trustee will not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.

Section 2.11 Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership

Each Holder, by such Holder’s acceptance of the JSNs, agrees that if a Bankruptcy Event of the Company shall occur before the redemption or repayment of such JSNs, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.5 that has not been paid pursuant to Sections 2.5 and 2.7 to the extent the amount of such interest exceeds the sum of (x) the first two years of accumulated and unpaid interest (including Additional Interest thereon) on such Holder’s JSNs and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Stock that the Company has applied to pay such deferred interest pursuant to Section 2.7. Each Holder of JSNs shall be deemed to agree that, to the extent the claim for deferred interest exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received

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the claim for such excess ranked pari passu with the interests of the holders, if any, of Qualifying Preferred Stock.

Section 2.12 Unconditional Right of Holders to Receive Principal, Premium and Interest; Direct Action by Holders of Trust Preferred Securities.

Section 5.8 of the Indenture will not apply to the JSNs.

Notwithstanding any other provision in the Indenture, each Holder of the JSNs shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 3.8 of the Indenture) interest (including any Additional Interest) on the JSNs on the Stated Maturity Date (or in the case of redemption on the Redemption Date) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. So long as any JSNs are held by or on behalf of the Trust, any holder of the Trust Preferred Securities issued by the Trust shall have the right, upon (i) the breach by the Company of its obligations under Section 2.7(a) to issue Qualifying APM Securities or (ii) the occurrence of an Event of Default described in subparagraph (i) or (iv) of Section 2.9(a), to institute a suit directly against the Company (a) in the case of (i) above, to enforce such obligations or for such other remedies as may be available and (b) in the case of (ii) above, for enforcement of payment to such Holder of principal of (premium, if any) and (subject to Section 3.8 of the Indenture) interest (including any Additional Interest) on the JSNs having a principal amount equal to the aggregate Liquidation Amount (as defined in the Amended Declaration) of such Trust Preferred Securities.

ARTICLE III

EXPENSES

Section 3.1 Expenses

In connection with the offering, sale and issuance of the JSNs to the Property Trustee on behalf of the Trust and in connection with the sale of the Trust Securities by the Trust, the Company, in its capacity as borrower with respect to the JSNs, will:

(a) pay, and reimburse the Trust in full for, all costs and expenses relating to the offering, sale and issuance of the JSNs, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation and indemnification of the Trustee under this Supplemental Indenture in accordance with the provisions of this Supplemental Indenture;

(b) be responsible for and will pay, and reimburse the Trust in full for, all debts and obligations (except for any amounts owed to holders of the JSNs in their respective capacities as holders) and all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization, maintenance and

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dissolution of the Trust), the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the indemnities, fees and expenses (including reasonable counsel fees and expenses) of the Property Trustee, the Delaware Trustee, the Administrative Trustees, the Securities Registrar and the Paying Agent, the costs and expenses relating to the operation of the Trust, including, without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets and the enforcement by the Property Trustee of the rights of the Holders of the JSNs; and

(c) pay, and reimburse the Trust in full for, any and all taxes (other than United States withholding taxes attributable to the Trust or its assets) and all liabilities, costs and other expenses with respect to such taxes of the Trust.

Such payment obligation includes any such costs, expenses or liabilities of the Trust that are required by applicable law to be satisfied in connection with a dissolution of the Trust.

Notwithstanding any provision contained herein, Section 10.6 of the Indenture will not apply for the purposes of the JSNs.

The Company’s obligations under this Section 3.1 will be for the benefit of, and will be enforceable by, any Person to whom such debts, obligations and costs are owed (a “Creditor”) whether or not such Creditor has received notice hereof. Any such Creditor may enforce the Company’s obligations under this Section 3.1 directly against the Company and the Company irrevocably waives any right or remedy to require that any such Creditor take any action against the Trust or any other Person before proceeding against the Company. The Company agrees to execute such additional agreements as may be necessary or desirable in order to give full effect to the provisions of this Section 3.1.

ARTICLE IV

FORM OF JSNS

Section 4.1 Form of JSNs

The JSNs are to be substantially in the following form and will bear any legend required by Section 2.4 of the Indenture and include the Trustee’s certificate of authentication in the form required by Section 2.5 of the Indenture:

No.
Issue Date:	Principal Amount: $

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FIFTH THIRD BANCORP

8.875% JUNIOR SUBORDINATED NOTES DUE 2068

FIFTH THIRD BANCORP, a corporation organized and existing under the laws of Ohio (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                    ] ($[            ]) and all accrued and unpaid interest thereof on May 15, 2068, or if such day is not a Business Day, the following Business Day (the “Stated Maturity Date”).

The Company further promises to pay interest on said principal sum from and including [    ], 2008, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for, until the principal thereof is paid or made available for payment. Interest shall be payable (i) quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2008 (each such date, an “Interest Payment Date”), at the rate of (i) 8.875% per annum, from and including May 6, 2008 to but excluding May 15, 2058, and (ii) LIBOR plus 5.00% thereafter (computed on the basis of (i) a 360-day year comprised of twelve 30-day months with respect to any Interest Period ending on or prior to May 15, 2058 and (ii) a 360-day year and the actual number of days elapsed with respect to any other Interest Period), plus Additional Interest, if any. Accrued interest that is not paid on the applicable Interest Payment Date (after giving effect to the adjustments described in the second to last sentence of Section 2.4(b) of the Supplemental Indenture), including interest deferred pursuant to Section 2.5 of the Supplemental Indenture, will bear Additional Interest, to the extent permitted by law, at the then-applicable rate described in the second sentence of this paragraph, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date. If any Interest Payment Date prior to the regularly scheduled Interest Payment Date in May, 2058 occurs on a day that is not a Business Day, the payment of interest for such Interest Payment Date shall be made (or such interest shall be made available for payment) on the following Business Day without accrual of additional interest. If any Interest Payment Date on or after May 15, 2058 would otherwise occur on a day that is not Business Day, the applicable Interest Payment Date will be postponed to the following Business Day. A “Business Day” will mean any day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York, Wilmington, Delaware or Cincinnati, Ohio, are permitted or required by any applicable law to close, or on or after May 15, 2058, a day that is not a London banking day. A “London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which will be the date that is the last day of the month immediately preceding the month in which such Interest Payment Date falls (whether or not a Business Day). Any such interest installment not so punctually paid or duly provided for (other than interest deferred in accordance with the next paragraph) will forthwith cease to be

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payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof will be given to Holders of Securities of this series not less than 10 days before such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The Company has the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for one or more consecutive Interest Periods up to 10 years; provided, however, that no Deferral Period will extend beyond the Stated Maturity Date or the earlier redemption of any Securities of this series. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements. Except as provided in Section 2.7 of the Supplemental Indenture, no interest will be due and payable during a Deferral Period except at the end thereof.

So long as any Securities remain outstanding, if the Company has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company will not, and will not permit any Subsidiary to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any debt securities or guarantees of the Company that rank upon the Company’s liquidation on a parity with this Security (including this Security, the “Parity Securities”), or junior in interest to this Security (except for partial payments of interest with respect to the Security) or (iii) make any payments under any guarantee by the Company that ranks junior to the Guarantee Agreement (other than (a) any purchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors or consultants, (2) a dividend reinvestment or stockholder purchase plan, (3) transactions effected by or for the account of customers of the Company or any of its affiliates or in connection with the distribution, trading or market-making in respect of the Trust Preferred Securities or (4) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into before the applicable Deferral Period; (b) any exchange or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Company’s capital stock, or any class or series of the Company’s indebtedness for any class or series of its capital stock; (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (d) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or purchase of rights pursuant thereto; (e) any dividend in the form of stock,

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warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, (f) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities, provided that such payments are made in accordance with Section 2.7(c) of the Supplemental Indenture to the extent it applies, and any payments of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities or (g) any payment of principal on Parity Securities necessary to avoid a breach of the instrument governing the same). In addition, if any Deferral Period lasts longer than one year, the Company will not, and will not permit any Subsidiary to, repurchase or acquire any securities ranking junior to or pari passu with any of its Qualifying APM Securities the proceeds of which were used to settle deferred interest during the relevant Deferral Period before the first anniversary of the date on which all deferred interest on this Security has been paid, subject to the exceptions listed above.

The Company will give written notice of its election to begin or extend any Deferral Period, (x) if the Property Trustee, on behalf of the Trust, is the sole holder of the Securities, to the Property Trustee and the Delaware Trustee not more than 30 and at least five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Trust Preferred Securities are payable and (B) the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the Securities, to Holders of the Securities and the Trustee at least five Business Days before the next Interest Payment Date.

Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address will appear in the Securities Register or (ii) by wire transfer in immediately available funds at the bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and will be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

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Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions will for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security will not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

FIFTH THIRD BANCORP

By
PRESIDENT OR VICE PRESIDENT

Attest:

SECRETARY OR ASSISTANT SECRETARY

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the Indenture referred to hereinafter.

WILMINGTON TRUST COMPANY, AS TRUSTEE

By
Authorized Officer

(FORM OF REVERSE OF JSNs)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of March 20, 1997 (herein called the “Base Indenture”), between the Company and Wilmington Trust Company, as trustee (the “Trustee”), as amended and supplemented by the Fourth Supplemental Indenture, dated as of May 6, 2008, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon

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which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Declaration of Trust, dated as of May 6, 2008 (the “Amended Declaration”), for Fifth Third Capital Trust VII among Fifth Third Bancorp, as Sponsor, Wilmington Trust Company, as the Property Trustee and the Delaware Trustee, and the Administrative Trustees, will have the meanings assigned to them in the Indenture or the Amended Declaration, as the case may be.

The Company may redeem this Security (i) in whole or in part, at any time on or after May 15, 2013 at a redemption price equal to 100% of the principal amount of this Security plus accrued and unpaid interest to the Redemption Date, (ii) in whole but not in part at any time after the occurrence of a Tax Event, Capital Treatment Event or Investment Company Event at a redemption price equal to 100% of the principal amount of this Security plus accrued and unpaid interest to the Redemption Date and (iii) in whole but not in part at any time after the occurrence of a Rating Agency Event at a redemption price equal to the Make-Whole Redemption Price.

No sinking fund is provided for the Securities.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority of the aggregate principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security will be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default (other than an Event of Default specified in subparagraph (ii) or (iii) of Section 2.9(a) of the Supplemental Indenture) with respect to the Securities at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the entire principal amount and all accrued but unpaid interest of all the Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders); provided that, in the case of the

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Securities issued to and held by Fifth Third Capital Trust VII, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fails to declare the entire principal and all accrued but unpaid interest of all the Securities to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee, and upon any such declaration the principal amount of and the accrued but unpaid interest (including any Additional Interest) on all the Securities will become immediately due and payable; provided that the payment of principal and interest (including any Additional Interest) on such Securities will remain subordinated to the extent provided in Article XIII of the Base Indenture.

So long as any Securities are held by or on behalf of Fifth Third Capital Trust VII , any holder of the Trust Preferred Securities issued by Fifth Third Capital Trust VII shall have the right, upon (i) the breach by the Company of its obligations under Section 2.7(a) of the Supplemental Indenture to issue Qualifying APM Securities or (ii) the occurrence of an Event of Default described in subparagraph (i) or (iv) of Section 2.9(a) of the Supplemental Indenture, to institute a suit directly against the Company (a) in the case of (i) above, to enforce such obligations or for such other remedies as may be available and (b) in the case of (ii) above, for enforcement of payment to such holder of principal of (premium, if any) and (subject to Section 3.8 of the Base Indenture) interest (including any Additional Interest) on the Securities having a principal amount equal to the aggregate Liquidation Amount (as defined in the Amended Declaration) of such Trust Preferred Securities.

The Holder of this Security, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event of the Company shall occur before the redemption or repayment of such Security, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.5 of the Supplemental Indenture that has not been paid pursuant to Sections 2.5 and 2.7 of the Supplemental Indenture to the extent the amount of such interest exceeds the sum of (x) the first two years of accumulated and unpaid interest (including Additional Interest thereon) on this Security and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Stock that the Company has applied to pay such deferred interest pursuant to Section 2.7. Each Holder shall be deemed to agree that, to the extent the remaining claim exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of Qualifying Preferred Stock.

No reference herein to the Indenture and no provision of this Security or of the Indenture will alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2

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of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Before due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee will treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent will be affected by notice to the contrary.

The Securities are issuable only in registered form without coupons in minimum denominations of $25 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat for United States Federal income tax purposes (i) the Securities as indebtedness of the Company, and (ii) the stated interest on the Securities as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Securities as described in the Prospectus.

The Indenture and this Security will be governed by and construed in accordance with the laws of the State of New York.

This is one of the Securities referred to in the within mentioned Indenture.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

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(Insert address and zip code of assignee)

agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ARTICLE V

ORIGINAL ISSUE OF JSNS

Section 5.1 Original Issue of JSNs

JSNs in the aggregate principal amount of $400,010,000 may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent will thereupon authenticate and deliver said JSNs in accordance with a Corporation Order. Subject to the maximum aggregate principal amount of JSNs specified in Section 2.1, from time to time after the execution of this Supplemental Indenture, additional JSNs having the same terms (provided that such JSNs, if issued on or after the first Interest Payment Date, shall bear interest from the most recent Interest Payment Date) may be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent will thereupon authenticate and deliver said JSNs in accordance with a Corporation Order. Any such JSNs shall become part of the same series as the JSNs originally issued hereunder.

Section 5.2 Calculation of Original Issue Discount

If during any calendar year any original issue discount shall have accrued on the JSNs, the Company will file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of

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the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE VI

SUBORDINATION

Section 6.1 Senior Indebtedness

(a) The subordination provisions of Article XIII of the Indenture will apply to the JSNs, except that for the purposes of the JSNs (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), “Senior Indebtedness” is defined as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the types of debt generally described below:

(i) debt for money the Company has borrowed;

(ii) debt evidenced by a bond, note, debt security, or similar instrument (including purchase money obligations) whether or not given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but not any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services;

(iii) debt which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure the Company’s obligations;

(iv) any debt of others described in the preceding clauses (i) through (iii) hereof which the Company has guaranteed or for which the Company is otherwise liable;

(v) debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on the Company’s property;

(vi) the Company’s obligation as lessee under any lease of property which is reflected on the Company’s balance sheet as a capitalized lease;

(vii) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i) through (vi) hereof; and

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(viii) the Company’s obligations to make payments under the terms of financial instruments such as securities contracts and foreign currency exchange contracts, derivative instruments and other similar financial instruments.

For purposes of the JSNs, Senior Indebtedness will exclude the following:

(i) the guarantee of the Trust Preferred Securities;

(ii) any indebtedness or guarantee that is by its terms subordinated to, or ranks equally with, the JSNs and the issuance of which, in the case of this clause (ii) only, (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of Cleveland, Ohio, or any successor federal bank regulatory agency having primary jurisdiction over the Company, or the staff of the Federal Reserve or (y) does not at the time of issuance prevent the JSNs from qualifying for Tier 1 capital treatment (irrespective of any limits on the amount of the Company’s Tier 1 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Federal Reserve; and

(iii) trade accounts payable and other accrued liabilities arising in the ordinary course of business.

(b) Notwithstanding the foregoing or any other provision of the Indenture or of this Supplemental Indenture, provided that the Company is not subject to a bankruptcy, insolvency, liquidation or similar proceeding, the priority of the JSNs in right of payment as to Parity Securities is subject to the provisions of Section 2.6 and the Company will be permitted to pay interest or principal on Parity Securities in accordance with Section 2.6.

Section 6.2 Compliance with Federal Reserve Rules

The Company will not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the JSNs, except in compliance with applicable regulations and guidelines of the Federal Reserve.

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ARTICLE VII

MISCELLANEOUS

Section 7.1 Effectiveness

This Supplemental Indenture will become effective upon its execution and delivery.

Section 7.2 Modification of Supplemental Indenture

Without the consent of any Holders of the JSNs, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, to eliminate Common Stock or Qualifying Warrants (but not both) from the definition of “Qualifying APM Securities” if, after the initial issue date for the JSNs, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that the failure to do so would result in a reduction in its earnings per share as calculated for financial reporting purposes.

Notwithstanding any other provision in the Indenture or this Supplemental Indenture to the contrary, the Company and the Trustee, without the consent of any holder of JSNs, may enter into a supplemental indenture for the purpose of conforming the terms of the Indenture and/or this Supplemental Indenture and the JSNs to the description of the JSNs contained in the Prospectus Supplement.

No modification or amendment to the Indenture will be effective against any holder without its consent that would reduce the requirements contained in the Indenture for quorum or voting, or make any change to the subordination of the JSNs in a manner adverse to the holders.

Section 7.3 Miscellaneous

The Company will promptly give notice to Holders, in the manner provided for in the Indenture, of any amendment to the definition of “Qualifying APM Securities” eliminating Common Stock or Qualifying Warrants pursuant to Section 7.2.

Section 7.4 Successors and Assigns

All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

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Section 7.5 Further Assurances

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.

Section 7.6 Effect of Recitals

The recitals contained herein and in the JSNs, except the Trustee’s certificates of authentication, will be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the JSNs. Neither the Trustee nor any Authenticating Agent will be accountable for the use or application by the Company of the JSNs or the proceeds thereof.

Section 7.7 Ratification of Indenture

The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 7.8 Governing Law

This Supplemental Indenture and the JSNs will be governed by and construed in accordance with the laws of the State of New York.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

FIFTH THIRD BANCORP

By:	/s/ MAHESH SANKARAN
Name:	Mahesh Sankaran
Title:	Treasurer

Attest:

By:	/s/ PAUL L. REYNOLDS

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ MICHAEL H. WASS
Name:	Michael H. Wass
Title:	Financial Services Officer

Attest:

By:	/s/ PRITAL PATEL

FITB CAPITAL TRUST VII	FOURTH SUPPLEMENTAL INDENTURE